EXHIBIT 2.1

REGISTRATION AGREEMENT

THIS REGISTRATION AGREEMENT (this “Agreement”) is made as of June 20, 2006, by and between Schick Technologies, Inc. (the “Company”), and Sirona Holdings Luxco S.C.A., a société en commandite par actions, organized under the laws of the Grand Duchy of Luxembourg (the “Investor”).

The parties to this Agreement and Sirona Holding GmbH, formerly known as Blitz 05-118 GmbH, are parties to an Exchange Agreement, dated September 25, 2005 (as amended, the “Exchange Agreement”). In order to induce the Investor to enter into the Exchange Agreement, the Company has agreed to provide the registration rights set forth in this Agreement. The execution and delivery of this Agreement is a condition to the Closing under the Exchange Agreement. Unless otherwise provided in this Agreement, capitalized terms used herein shall have the meanings set forth in Section 10 hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.             Demand Registrations.

(a)           Requests for Registration. Subject to the terms and conditions of this Section 1, at any time the holders of a majority of the Registrable Securities may request, in writing, registration under the Securities Act of all or any portion of their Registrable Securities on Form S-1 or any similar long-form registration (“Long-Form Registrations”) or on Form S-3 (including pursuant to Rule 415 under the Securities Act) or any similar short-form registration (“Short-Form Registrations”) if available. All registrations requested pursuant to this Section 1(a) are referred to herein as “Demand Registrations”. Each request for a Demand Registration shall specify the approximate number of Registrable Securities requested to be registered, the anticipated per share price range for such offering and the intended method of distribution. The Company shall give written notice of such requested registration to all other holders of Registrable Securities and, subject to the terms of Section 1(d) hereof, shall include in such registration (and in all related registrations and qualifications under state blue sky laws or in compliance with other registration requirements and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 20 days after the receipt of the Company’s notice (the “Included Registrable Securities”).

(b)           Long-Form Registrations. The holders of Registrable Securities shall be entitled to request three Long-Form Registrations in which the Company shall pay all Registration Expenses. A registration shall not count as one of the permitted Long-Form Registrations until it has become effective, and the last Long-Form Registration shall not count as one of the permitted Long-Form Registrations unless the holders of Registrable Securities are able to register and sell at least 90% of the Registrable Securities requested to be included in such registration; provided that in any event the Company shall pay all Registration Expenses in connection with any registration initiated as a Long-Form Registration whether or not it has become effective and whether or not such registration has counted as one of the permitted Long-

Form Registrations. Unless otherwise determined by the holders of a majority of the Registrable Securities, all Long-Form Registrations shall be underwritten registrations.

(c)           Short-Form Registrations. In addition to the Long-Form Registrations provided pursuant to Section 1(b), the holders of Registrable Securities shall be entitled to request an unlimited number of Short-Form Registrations in which the Company shall pay all Registration Expenses; provided that the aggregate offering value of the Registrable Securities requested to be registered in any Short-Form Registration must equal at least $20 million, based on the anticipated per share price range (as specified in the request for such registration) for such offering. Demand Registrations shall be Short-Form Registrations whenever the Company is permitted to use any applicable short form and if the managing underwriters (if any) agree to the use of a Short-Form Registration. The Company shall use its best efforts to make Short-Form Registrations on Form S-3 available for the sale of Registrable Securities. If the Company, pursuant to the request of the holders of a majority of Registrable Securities, is qualified to and has filed with the Securities and Exchange Commission a registration statement under the Securities Act on Form S-3 pursuant to Rule 415 under the Securities Act (the “Required Registration”), then the Company shall use its best efforts to cause the Required Registration to be declared effective under the Securities Act as soon as practicable after filing, and, once effective, the Company shall cause such Required Registration to remain effective for a period ending on the earlier of (i) the date on which all Included Registrable Securities have been sold pursuant to the Required Registration, or (ii) the date as of which the holders of the Included Registrable Securities (assuming such holders are affiliates of the Company) are able to sell all of the Registrable Securities then held by them within a 90-day period in compliance with Rule 144 under the Securities Act.

(d)           Priority on Demand Registrations. Except for Common Stock required to be included in such Demand Registration pursuant to the Existing Registration Agreements, the Company shall not include in any Demand Registration any securities which are not Registrable Securities without the prior written consent of the holders of a majority of the Registrable Securities included in such registration. If a Demand Registration is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold in an orderly manner in such offering within a price range acceptable to the holders of a majority of the Registrable Securities requested to be included in such registration, then the Company shall include in such registration prior to the inclusion of any securities which are not Registrable Securities or Existing Registrable Securities, the number of Registrable Securities and the number of Existing Registrable Securities requested to be included which in the opinion of such underwriters can be sold in an orderly manner within the price range of such offering, pro rata among the respective holders thereof on the basis of the amount of Registrable Securities and Existing Registrable Securities owned by each such holder. Any Persons other than holders of Registrable Securities or Existing Registrable Securities who participate in Demand Registrations which are not at the Company’s expense must pay their share of the Registration Expenses as provided in Section 5 hereof.

(e)           Restrictions on Long-Form Registrations. The Company shall not be obligated to effect any Long-Form Registration within 90 days after the effective date of a previous Long-Form Registration or a previous registration in which Registrable Securities were included pursuant to Section 2 and in which there was no material reduction in the number of Registrable Securities requested to be included. Notwithstanding the foregoing, (i) the Company may postpone for up to 90 days the filing or the effectiveness of a Long-Form Registration for a Demand Registration if the Company shall furnish to the holders of Registrable Securities a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Company’s Board of Directors it would be seriously detrimental to the Company or its stockholders for a registration statement to be filed in the near future and setting forth the reasons for such judgment, and (ii) the Company shall not be obligated to effect a registration pursuant to this Section 1 during the thirty days prior to the Company’s estimated date of filing a registration statement for the account of the Company, provided that the Company is actually employing in good faith its best efforts to cause such registration statement to become effective; provided that in such event, the holders of Registrable Securities initially requesting such Demand Registration shall be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration shall not count as one of the permitted Demand Registrations hereunder and the Company shall pay all Registration Expenses in connection with such registration. The Company may delay a Demand Registration hereunder only once in any twelve-month period.

(f)            Selection of Underwriters. In connection with any underwritten Demand Registration, the Company shall have the right to designate the managing underwriter or underwriters, subject to the consent of the holders of a majority of the Registrable Securities participating in the underwriting, which consent shall not be unreasonably withheld or delayed if such underwriter or underwriters are of recognized national standing.

(g)           Other Registration Rights. Except for the Existing Registration Agreements, the Company represents and warrants that it is not a party to, or otherwise subject to, any other agreement granting registration rights to any other Person with respect to any securities of the Company. As of the date of this Agreement, no party to any Existing Registration Agreement has breached or violated any such agreement and no such agreement has been amended, waived or modified since the date of the Exchange Agreement. The Company has delivered true and complete copies of each Existing Registration Agreement, each as amended (including any assignments or transfers of rights or obligations related thereto), to the Investor. The Company shall not amend, waive or modify the terms and conditions of the Existing Registration Agreements without the prior written consent of the holders of a majority of the Registrable Securities. Except as provided in this Agreement, the Company shall not grant to any Persons the right to request the Company to register any equity securities of the Company, or any securities convertible or exchangeable into or exercisable for such securities, without the prior written consent of the holders of a majority of the Registrable Securities if, as a consequence of the granting of any such rights, the rights of any holder of Registrable Securities could be adversely affected.

2.             Piggyback Registrations.

(a)           Right to Piggyback. Whenever the Company proposes to register any of its securities under the Securities Act (other than pursuant to a Demand Registration) and the registration form to be used may be used for the registration of Registrable Securities (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a Rule 145 transaction) (a “Piggyback Registration”), the Company shall give prompt written notice (in any event within five business days after its receipt of notice of any exercise of demand registration rights other than under this Agreement) to all holders of Registrable Securities of its intention to effect such a registration and, subject to the terms of Sections 2(c) and 2(d) hereof, shall include in such registration (and in all related registrations or qualifications under blue sky laws or in compliance with other registration requirements and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 20 days after the receipt of the Company’s notice. The foregoing notwithstanding, the Company may, in its discretion, withdraw any registration statement referred to in this Section 2 prior to the effectiveness thereof.

(b)           Piggyback Expenses. The Registration Expenses of the holders of Registrable Securities shall be paid by the Company in all Piggyback Registrations.

(c)           Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Company, then the Company shall include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities and the Existing Registrable Securities requested to be included in such registration, pro rata among the holders of such Registrable Securities and such Existing Registrable Securities on the basis of the number of shares owned by each such holder, and (iii) third, other securities requested to be included in such registration.

(d)           Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the holders of a majority of the Registrable Securities requested to be included in such registration, then the Company shall include in such registration (i) first, the securities requested to be included therein by the holders requesting such registration (other than Registrable Securities and Existing Registrable Securities) pursuant to demand registration rights, (ii) second, the Registrable Securities and the Existing Registrable Securities requested to be included in such registration, pro rata among the holders of such Registrable Securities and such Existing Registrable Securities on the basis of the number of shares owned by each such holder, and (iii) third, other securities requested to be included in such registration.

(e)           Selection of Underwriters. If any Piggyback Registration is an underwritten offering, the Company shall have the right to designate the managing underwriter or underwriters, subject to the consent of the holders of a majority of the Registrable Securities participating in the underwriting, which consent shall not be unreasonably withheld or delayed if such underwriter or underwriters are of recognized national standing.

(f)            Other Registrations. If the Company has previously filed a registration statement with respect to Registrable Securities pursuant to Section 1 or pursuant to this Section 2, and if such previous registration has not been withdrawn or abandoned, then, unless such previous registration is a Required Registration, the Company shall not file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-8 or any successor form), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least 180 days (or, in the case of a registration pursuant to Section 2.1 of the Greystone Registration Agreement or Section 2.6 of the DVI Registration Agreement, 90 days) has elapsed from the effective date of such previous registration except if permitted to do so by the holders of a majority of the Registrable Securities as to which registration has been requested.

3.             Holdback Agreements.

(a)           Each holder of Registrable Securities shall not effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the 180-day period beginning on the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration in which Registrable Securities are included (except as part of such underwritten registration), unless the underwriters managing the registered public offering otherwise agree.

(b)           The Company (i) shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and during the 180-day period beginning on the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration (except as part of such underwritten registration or pursuant to registrations on Form S-8 or any successor form), unless the underwriters managing the registered public offering otherwise agree, and (ii) to the extent not inconsistent with applicable law, except as otherwise permitted by the holders of a majority of the Registrable Securities, shall use its best efforts to cause each holder of at least 1% (on a fully-diluted basis) of its Common Stock, or any securities convertible into or exchangeable or exercisable for Common Stock, purchased or acquired from the Company at any time after the date of this Agreement (other than in a registered public offering) to agree not to effect any public sale or distribution (including sales pursuant to Rule 144) of any such securities during such period (except as part of such underwritten registration, if otherwise permitted), unless the underwriters managing the registered public offering otherwise agree.

4.             Registration Procedures. Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the Company shall use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:

(a)           prepare and file with the Securities and Exchange Commission a registration statement, and all amendments and supplements thereto and related prospectuses as may be necessary to comply with applicable securities laws, with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to the counsel selected by the holders of a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel);

(b)           notify in writing each holder of Registrable Securities of the effectiveness of each registration statement filed hereunder and prepare and file with the Securities and Exchange Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 180 days (or, if such registration statement relates to an underwritten offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(c)           furnish to each seller of Registrable Securities such number of copies of a prospectus or prospectus supplements and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(d)           use its best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this clause (d), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

(e)           promptly notify in writing each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement (i) contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading or (ii) is otherwise not legally available to support sales of Registrable Securities, and, at the request of the holders of a majority of the Registrable Securities covered by such registration statement, the Company shall promptly prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(f)            cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed, if the listing of Registrable Securities is then permitted under the rules of such exchange, or to secure listing of

Registrable Securities on the Nasdaq Stock Market as a “National Market System Security” within the meaning of Rule 11Aa2-1 of the Securities and Exchange Commission or, failing that, to secure listing on the Nasdaq Small Cap Market for such Registrable Securities and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with the National Association of Securities Dealers, Inc.;

(g)           provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(h)           enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

(i)            make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(j)            otherwise use its best efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(k)           permit any holder of Registrable Securities, which holder, in its sole and exclusive judgment, exercised in good faith, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included and which is reasonably acceptable to the Company;

(l)            in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any equity securities included in such registration statement for sale in any jurisdiction, use its best efforts to promptly obtain the withdrawal of such order;

(m)          use its best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;

(n)           obtain one or more cold comfort letters, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the holders of a majority of the Registrable Securities being sold in such registered offering reasonably request (provided that such Registrable Securities constitute at least 10% of the securities covered by such registration statement); and

(o)           provide a legal opinion of the Company’s outside counsel, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), with respect to the registration statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature.

5.             Registration Expenses.

(a)           Subject to Section 5(b) below, all expenses, other than underwriting discounts and commissions, incident to the Company’s performance of or compliance with this Agreement, including all registration, qualification and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding discounts and commissions) and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”), shall be borne as provided in this Agreement, except that the Company shall, in any event, pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed or on the NASD automated quotation system.

(b)           In connection with each Demand Registration and each Piggyback Registration, the Company shall reimburse the holders of Registrable Securities included in such registration for the reasonable fees and disbursements of one counsel chosen by the holders of a majority of the Registrable Securities included in such registration.

(c)           To the extent Registration Expenses are not required to be paid by the Company, each holder of securities included in any registration hereunder shall pay those Registration Expenses allocable to the registration of such holder’s securities so included, and any Registration Expenses not so allocable shall be borne by all sellers of securities included in such registration in proportion to the aggregate selling price of the securities to be so registered.

6.             Indemnification.

(a)           The Company agrees to indemnify and hold harmless, to the extent permitted by law, each holder of Registrable Securities, its officers, partners, managers and directors and each Person who controls such holder (within the meaning of the Securities Act) against all losses, claims, actions, damages, liabilities and expenses caused by (i) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and to pay to each holder of Registrable Securities, its officers, partners, managers and directors and each Person who controls such holder (within the meaning of the Securities Act), as incurred, any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, except (x) insofar as the same are caused by or contained in any information furnished in writing to the Company by such holder expressly for use therein or by such holder’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such holder with a sufficient number of copies of the same and (y) amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed). In connection with an underwritten offering, the Company shall indemnify such underwriters, their officers, partners, managers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

(b)           In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, shall indemnify and hold harmless the other holders of Registrable Securities and the Company, and their respective directors, partners, managers and officers and each other Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such holder; provided that the obligation to indemnify shall be individual, not joint and several, for each holder and shall be limited to the net amount of proceeds received by such holder from the sale of Registrable Securities pursuant to such registration statement; provided further that such indemnification shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or expense if such settlement is effected without the consent of the holder providing such indemnification (which consent shall not be unreasonably withheld or delayed).

(c)           Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicting indemnified parties shall have a right to retain one separate counsel, chosen by the holders of a majority of the Registrable Securities included in the registration, at the expense of the indemnifying party. Except as otherwise agreed by the holders of a majority of the Registrable Securities, no indemnifying party, in the defense of such claim or litigation, shall, except with the consent of each indemnified party, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d)           The indemnification and contribution provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, partner, manager, director or controlling Person of such indemnified party and shall survive the transfer of securities.

(e)           If the indemnification provided for in this Section 6 is held by a court of competent jurisdiction to be unavailable to an indemnified party or is otherwise unenforceable with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations; provided that the maximum amount of liability in respect of such contribution shall be limited, in the case of each seller of Registrable Securities, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(f)            The parties hereto agree that it would not be just or equitable if the contribution pursuant to this Section 6 were to be determined by pro rata allocation or by any other method of allocation that does not take into account such equitable considerations. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses referred to herein shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending against any action or claim which is the subject hereof. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

7.             Participation in Underwritten Registrations. No Person may participate in any registration hereunder which is underwritten unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements agreed upon between the Company and the underwriters selected by the Company in accordance with this Agreement  (including pursuant to any over-allotment or “green shoe” option requested by the underwriters, provided that no holder of Registrable Securities shall be required to sell more than the number of Registrable Securities such holder has requested to include) and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided that no holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding such holder and such holder’s intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, except as otherwise provided in Section 6 hereof.

8.             Furnish Information. Upon request from time to time by the Company, the holders of Registrable Securities shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities to the extent the Company reasonably requires such information in order to undertake its obligations pursuant to this Agreement.

9.             Additional Parties; Joinder. In connection with the issuance of additional equity securities of the Company, the Company, with the prior written consent of the holders of a majority of the Registrable Securities, may permit any Person who acquires Common Stock or rights to acquire Common Stock after the date hereof (the “Acquired Common”) to become a party to this Agreement and to succeed to all of the rights and obligations of a “holder of Registrable Securities” under this Agreement by obtaining an executed joinder to this Agreement from such Person in the form of Exhibit 1 attached hereto, and upon the execution and delivery of the joinder by such Person, such Person shall for all purposes be a “holder of Registrable Securities” under this Agreement with respect to the Acquired Common.

Definitions.

(a)           “Common Stock” means any class of the Company’s common stock.

(b)           “DVI Registration Agreement” means the Registration Rights Agreement by and among the Company, Greystone Funding Corporation, as successor in interest to DVI Financial Services, Inc., and Jeffrey T. Slovin, as a successor in interest to Greystone Funding Corporation, dated as of March 15, 2000, as amended by the First Amendment thereto, dated as of September 25, 2005.

(c)           “Existing Registrable Securities” means Registrable Securities (for this purpose only as defined in the DVI Registration Agreement) under the DVI Registration Agreement and Registrable Securities (for this purpose only as defined in the Greystone Registration Agreement) under the Greystone Registration Agreement.

(d)           “Existing Registration Agreements” means the DVI Registration Agreement and the Greystone Registration Agreement.

(e)           “Greystone Registration Agreement” means the Registration Rights Agreement by and among the Company, Greystone Funding Corporation and Jeffrey T. Slovin, as a successor in interest to Greystone Funding Corporation, dated as of December 27, 1999, as amended by the First Amendment thereto, dated as of September 25, 2005.

(f)            “Registrable Securities” means (i) any Common Stock issued pursuant to the Exchange Agreement, (ii) any Common Stock issued or issuable with respect to the securities referred to in clauses (i) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, and (iii) any other Common Stock held by Persons holding securities described in clauses (i) to (ii), inclusive, above. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they (i) have been distributed to the public pursuant to an offering registered under the Securities Act or in compliance with Rule 144 under the Securities Act (or any similar rule then in force), (ii) except to the extent otherwise elected by a holder of Registrable Securities, have been distributed or transferred to the direct or indirect partners or other equity holders of such holder of Registrable Securities or (iii) have been repurchased by the Company or any of its subsidiaries.

(g)           Unless otherwise stated, other capitalized terms contained herein have the meanings set forth in the Exchange Agreement.

11.           Miscellaneous.

(a)           No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement.

(b)           Adjustments Affecting Registrable Securities. The Company shall not take any action, or permit any change to occur, with respect to its securities which would adversely affect the ability of the holders of Registrable Securities to include such Registrable Securities in a registration undertaken pursuant to this Agreement or which would adversely affect the marketability of such Registrable Securities in any such registration.

(c)           Remedies. Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that, in addition to any other rights and remedies existing in its favor, any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

(d)           Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Company and holders of a majority of the Registrable Securities. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(e)           Successors and Assigns. All covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of purchasers or holders of Registrable Securities are also for the benefit of, and enforceable by, any subsequent holder of Registrable Securities.

(f)            Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(g)           Counterparts. This Agreement may be executed and delivered simultaneously in two or more counterparts (including delivery by facsimile or other electronic means), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

(h)           Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be, in each case, by way of example and without limitation. The use of the words “or,” “either,” and “any” shall not be exclusive.

(i)            Governing Law. All issues and questions concerning the construction, validity, interpretation and enforcement of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(j)            Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (A) on the date of delivery if delivered personally, (B) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (C) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (D) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (A) or (B) above, when transmitted (with evidence of transmission retained). All notices hereunder shall be delivered to the Company or to the Investor as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Company:

Schick Technologies, Inc.

30-00 47th Avenue

Long Island City, New York 11101

Attention:  Jeffrey T. Slovin

Facsimile:  (718) 729-3469

with a copy to:

Dorsey & Whitney LLP

250 Park Avenue

New York, New York 10177

Attention:  Barry Wade

Facsimile:  (212) 953-7201

If to the Investor:

Sirona Holdings Luxco S.C.A.

8-10, rue Mathias Hardt

L-1717 Luxembourg

Attention:  Catherine Koch

Facsimile:  +352 480-631

and

Sirona Holdings Luxco S.C.A.

c/o Madison Dearborn Partners

Three First National Plaza, Suite 3800

Chicago, Illinois 60602

Attention: Timothy P. Sullivan

Facsimile: (312) 895-1001

with copies to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, IL  60601

Attention:  Sanford E. Perl, P.C.

Facsimile:  (312) 861-2200

and

Piliero Goldstein Kogan & Miller, LLP

10 East 53rd Street

New York, New York 10022

Attention:  Edward J. Goldstein

Facsimile:  (212) 478-8504

(k)           Mutual Waiver of Jury Trial. As a specifically bargained inducement for each of the parties to enter into this Agreement (with each party having had opportunity to consult counsel), each party hereto expressly and irrevocably waives the right to trial by jury in any lawsuit or legal proceeding relating to or arising in any way from this Agreement or the transactions contemplated herein, and any lawsuit or legal proceeding relating to or arising in any way to this Agreement or the transactions contemplated herein shall be tried in a court of competent jurisdiction by a judge sitting without a jury.

*   *   *   *   *

IN WITNESS WHEREOF, the parties have executed this Registration Agreement as of the date first written above.

SCHICK TECHNOLOGIES, INC.

BY:	/S/ JEFFREY T. SLOVIN
NAME:	JEFFREY T. SLOVIN
ITS:	PRESIDENT AND CEO

SIRONA HOLDINGS LUXCO S.C.A.,
a société en commandite par actions,
organized under the laws of the Grand
Duchy of Luxembourg

BY:	SIRONA HOLDINGS S.A.
ITS:	MANAGER

BY:	/S/ NICHOLAS ALEXOS
NAME:	NICHOLAS ALEXOS
ITS:	A DIRECTOR

BY:	/S/ CATHERINE KOCH
NAME:	CATHERINE KOCH
ITS:	B DIRECTOR

Exhibit 1

REGISTRATION AGREEMENT

Joinder

The undersigned is executing and delivering this Joinder pursuant to the Registration Agreement dated as of June 20, 2006 (as the same may be amended from time-to-time, the “Registration Agreement”), among Schick Technologies, Inc. (the “Company”), and the other person(s) named as parties therein.

By executing and delivering this Joinder to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Registration Agreement as a holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Agreement, and the undersigned’s ____ shares of Common Stock shall be included as Registrable Securities under the Registration Agreement. For purposes of Section 11(j) of the Registration Agreement, the undersigned’s address for notices is set forth below the undersigned’s signature below.

Accordingly, the undersigned has executed and delivered this Joinder as of the ___ day of ____________, 200__.

Signature of Stockholder

Print Name of Stockholder

Address for notices: